Exhibit 99.1

FOR RELEASE 1:30 PM PDT

JULY 8, 2003

Western Wireless Announces Proposed Offering of Senior Notes

     BELLEVUE, Wash. (July 8, 2003) – Western Wireless Corporation (NASDAQ: WWCA) today announced its intention to sell an aggregate principal amount of $600 million in senior unsecured notes with maturities in 2010 and 2013. The notes will be offered to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”), and outside the United States in accordance with Regulation S under the Securities Act.

     The Company will use the net proceeds from the offering, together with the net proceeds from its offering of 4.625% Convertible Subordinated Notes due 2023 issued in June 2003 and the proceeds from recent dispositions of certain assets, to prepay, as part of a proposed amendment to its Credit Facility, $400 million of the principal amount of indebtedness under the Credit Facility, to repurchase and redeem all of its outstanding 10-1/2% Senior Subordinated Notes due 2006 and 2007 and, to the extent there are net proceeds remaining, for working capital and general corporate purposes. There can be no assurance that the offering or the proposed amendment will be consummated.

     The notes to be offered will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.

     This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which the company operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the company’s overall business and financial performance can be found in the company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact: Investment Community: Steve Winslow Western Wireless Corporation (800) 261-5960 steve.winslow@wwireless.com	Media: John Snyder Snyder Investor Relations (206) 262-0291 jsnyder@snyderir.com